EXHIBIT 99.3

          AMERIGON ANNOUNCES TRADING SYMBOL CHANGE

IRWINDALE, CA (June 20, 2000). . . . Amerigon Incorporated
(Nasdaq:ARGNA) announced today that effective at the opening of trading on Wednesday, June 21, 2000, Amerigon Common Stock will trade on The Nasdaq SmallCap Market under the new symbol "ARGN." The Common Stock has been trading on The Nasdaq SmallCap Market under the symbol "ARGNA."

At the Annual Meeting of Shareholders held on May 24, 2000, Amerigon shareholders approved an amendment to the Articles of Incorporation that eliminated the Class B Common Stock, which was no longer being used by the Company. As a result, the Class A Common Stock has been renamed "Common Stock" and the trading symbol of the Common Stock is being changed from "ARGNA" to "ARGN."

Amerigon, an emerging player in the global automotive industry, develops and markets proprietary products for automotive OEMs.
Its proprietary Climate Control Seat(tm) (CCS(tm)) technology provides active heating and cooling for seat occupants and has debuted in the 2000 Lincoln Navigator. The Company's other products include its AmeriGuard(tm) radar sensor systems designed to extend the driver's field of view in such vehicle applications as enhanced parking aids, back-up warning systems and side object detection.